                                                              EX-99.B(d)(2)(vii)


                   INTERIM INVESTMENT SUB-ADVISORY AGREEMENT
                 BETWEEN WELLS FARGO FUNDS TRUST, WELLS FARGO
                      FUNDS MANAGEMENT, LLC AND DRESDNER
                           RCM GLOBAL INVESTORS LLC


     This AGREEMENT is made as of this 23rd day of July, 2001, between Wells Fargo Funds Trust (the "Trust"), a business trust organized under the laws of the State of Delaware with its principal place of business at 525 Market Street, 12th Floor, San Francisco, California 94105, Wells Fargo Funds Management, LLC (the "Adviser"), a limited liability company organized under the laws of the State of Delaware with its principal place of business at 525 Market Street, San Francisco, California 94105, and Dresdner RCM Global Investors LLC (the "Sub-Adviser"), a limited liability company organized under the laws of the State of Delaware with its principal place of business at 4 Embarcadero Center, San Francisco, California 94111.

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as an open-end, series management investment company; and

     WHEREAS, the Trust and the Adviser desire that the Sub-Adviser perform investment advisory services for each of the series of the Trust listed in Appendix A hereto as it may be amended from time to time (each a "Fund" and collectively the "Funds"), and the Sub-Adviser is willing to perform those services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE,  the Trust, the Adviser and Sub-Adviser agrees as follows:

     Section 1. The Trust; Delivery of Documents. The Trust is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Declaration of Trust, as amended and supplemented, By-Laws (if any) and Registration Statement filed with the Securities and Exchange Commission (the "Commission") under the 1940 Act and the Securities Act of 1933 (the "Securities Act"), including any representations made in the prospectus and statement of additional information relating to the Funds contained therein and as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Trust's Board of Trustees (the "Board"). The Board is authorized to issue any unissued shares in any number of additional classes or series. The Trust has delivered copies of the documents listed in this Section to the Sub-Adviser and will from time to time furnish the Sub-Adviser with any amendments thereof.

     Section 2. Appointment of Sub-Adviser. Subject to the direction and control of the Board, the Adviser manages the investment and reinvestment of the assets of the

Funds and provides for certain management and services as specified in the Investment Advisory Agreement between the Trust and the Adviser with respect to the Funds.

     Subject to the direction and control of the Board, the Sub-Adviser shall manage the investment and reinvestment of the assets of the Funds, and without limiting the generality of the foregoing, shall provide the management and other services specified below, all in such manner and to such extent as may be directed from time to time by the Adviser.

     Section 3. Duties of the Sub-Adviser.

     (a) The Sub-Adviser shall make decisions with respect to all purchases and sales of securities and other investment assets for the Funds. To carry out such decisions, the Sub-Adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Funds. In all purchases, sales and other transactions in securities for the Funds, the Sub-Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

     (b) The Sub-Adviser will report to the Board at each regular quarterly meeting thereof all material changes in the Funds since the prior report, and will also keep the Board informed of important developments affecting the Trust, the Funds and the Sub-Adviser, and on its own initiative will furnish the Board from time to time with such information as the Sub-Adviser may believe appropriate, whether concerning the individual companies whose securities are held by a Fund, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Fund maintains investments. The Sub-Adviser will also furnish the Board with such statistical and analytical information with respect to securities in the Funds as the Sub-Adviser may believe appropriate or as the Board reasonably may request. In making purchases and sales of securities for the Funds, the Sub-Adviser will comply with the policies set from time to time by the Board as well as the limitations imposed by the Trust's Declaration of Trust, as amended and supplemented, By-Laws (if any), Registration Statement under the 1940 Act and the Securities Act, the limitations in the 1940 Act and in the Internal Revenue Code of 1986, as amended applicable to the Trust and the investment objectives, policies and restrictions of the Funds.

     (c) The Sub-Adviser may from time to time employ or associate with such persons as the Sub-Adviser believes to be appropriate or necessary to assist in the execution of the Sub-Adviser's duties hereunder, the cost of performance of such duties to be borne and paid by the Sub-Adviser. No obligation may be imposed on the Trust in any such respect.

     (d) The Sub-Adviser shall maintain records relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act. The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Adviser pursuant to this Agreement required to be prepared and maintained by the Trust pursuant to the rules and regulations of any national, state, or local government entity with jurisdiction over the Trust, including the Commission and the Internal Revenue Service. The books and records pertaining to the Trust which are in possession of the Sub-Adviser shall be the property of the Trust. The Trust, or the Trust's authorized representatives (including the Adviser), shall have access to such books and records at all times during the Sub-Adviser's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Sub-Adviser to the Trust or the Trust's authorized representatives.

     (e) Nothing contained herein shall be deemed to authorize the Sub-Adviser to take or receive physical possession of any cash or securities held in the Fund by the Trust, it being intended that sole responsibility for safekeeping thereof (in such investments as the Sub-Adviser may direct) and the consummation of all such purchases, sales, deliveries and investments made pursuant to Sub-
Adviser's direction shall rest upon the Trust.   The Trust and the Adviser shall
not hold the Sub-Adviser responsible for any loss incurred by reason of any act or omission of the Trust, and shall hold Sub-Adviser harmless from any and all such loss, damage, or liability from such act or omission.

     Section 4. Control by Board. As is the case with respect to the Adviser under the Investment Advisory Agreement, any investment activities undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Funds, shall at all times be subject to the direction and control of the Trust's Board.

     Section 5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times comply with:

     (a) all applicable provisions of the 1940 Act, and any rules and regulations adopted thereunder;

     (b) the provisions of the registration statement of the Trust, as it may be amended from time to time, under the Securities Act and the 1940 Act;

     (c) the provisions of the Declaration of Trust of the Trust, as it may be amended from time to time;

     (d) the provisions of any By-laws of the Trust, if adopted and as it may be amended from time to time, or resolutions of the Board as may be adopted from time to time;

     (e) the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Trust or the Funds;

     (f)  any other applicable provisions of state or federal law; and

     In addition, any code of ethics adopted by the Sub-Advisers in compliance with Rule 17j-1 under the 1940 Act shall include policies, prohibitions and procedures which substantially conform to the recommendations regarding personal investing approved by the Board of Governors of the Investment Company Institute on June 30, 1994, as such recommendations may be amended from time to time, and that comply with any amendments to Rule 17j-1 under the 1940 Act.

     Section 6. Broker-Dealer Relationships. The Sub-Adviser is responsible for the purchase and sale of securities for the Funds, broker-dealer selection, and negotiation of brokerage commission rates. The Sub-Adviser's primary consideration in effecting a security transaction will be to obtain the best price and execution. In selecting a broker-dealer to execute each particular transaction for a Fund, the Sub-Adviser will take the following into consideration: the best net price available, the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Trust's Board of Trustees may from time to time determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the Fund and to other clients of the Sub-Adviser. The Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Funds to brokers and dealers who also provide research or statistical material, or other services to the Funds or to the Sub-Adviser.
Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine and the Sub-Adviser will report on said allocations regularly to the Board of Trustees of the Trust indicating the brokers to whom such allocations have been made and the basis therefor.

     Provided the investment objectives of the Fund are adhered to, the Sub-Adviser may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other portfolios managed by Sub-Adviser, if, in Sub-Adviser's reasonable judgement, such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price and brokerage commission. In accounting for such aggregated order, price and commission shall be averaged on a per bond or share basis daily. The Trust and Adviser acknowledge that Sub-Adviser's determination of such economic benefit to the Fund is based on an evaluation that the Fund is benefited by relatively better purchase or sales price, lower commission expenses and beneficial timing of transactions, or a combination of these and other factors. The Sub-Adviser represents and acknowledges that it is solely responsible for complying with any and all pronouncements of the Commission or its staff with respect to the requirements for aggregating trades as may be set out in any interpretive release and/or no-action letters issued by the Commission staff ("SEC Requirements"). The Sub-Adviser further agrees to hold the Trust and the Adviser harmless from any and all loss, damage or liability resulting from the Sub-Adviser's failure to comply with any SEC Requirements.

     Section 7. Expenses of the Fund. All of the ordinary business expenses incurred in the operations of the Funds and the offering of their shares shall be borne by the Funds unless specifically provided otherwise in this Agreement. These expenses borne by the Trust include, but are not limited to, brokerage commissions, taxes, legal, auditing or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expense of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Funds in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Funds' shareholders.

   Section 8. Compensation. As compensation for the sub-advisory services provided under this Agreement, the Adviser shall pay the Sub-Adviser fees, payable monthly, at the annual rates indicated on Schedule A hereto, as such Schedule may be amended or supplemented from time to time. It is understood that the Adviser shall be solely responsible for the Sub-Adviser's fees for its services hereunder, and the Sub-Adviser agrees that it shall have no claim against the Trust or the Funds with respect to compensation under this Agreement.

   Section 9. Escrow of Fees. During the period of time commencing on the effective date of the Agreement, and continuing until the earlier of: (a) such time as an investment sub-advisory agreement among the Adviser, the Sub-Adviser and the Trust is approved by a majority of the outstanding voting securities of the applicable Fund (the New Investment Sub-Advisory Agreement"); or (b) the 150th day, or such other time that is granted by the Securities and Exchange Commission, following the termination of the investment sub-advisory agreement dated March 1, 2001 among Wells Fargo Funds Trust, Wells Fargo Funds Management, LLC and Dresdner RCM Global Investors LLC (the "Prior Agreement"), the fees payable to the Sub-Adviser under the Agreement shall be paid into an interest-bearing escrow account (the "Account") which shall be maintained by an escrow agent. Such escrow agent shall be the custodian to the Funds or another bank that shall not be an affiliated party (as defined in the 1940 Act) of any of the parties hereto. All amounts paid into the Account (including interest earned on such moneys) may be paid to the Sub-Adviser only upon the approval, by a majority of the outstanding voting securities of the Funds (as defined in the 1940 Act), of the New

Investment Sub-Advisory Agreement. In the event that the interestholders of a Fund fail to approve the New Investment Sub-Advisory Agreement prior to the earlier of the date specified in subpart (b) above, all moneys in the Account shall be paid to the Fund less any amounts to be paid to the Sub-Adviser which shall be the lesser of: (1) any costs incurred in performing the Agreement (plus interest earned on such amount); or (2) the total amount of moneys in the Account (plus interest earned). All parties hereto expressly acknowledge that the escrow agent may release the moneys in the Account only upon receipt of a certificate from an officer of the Trust (who shall not be an interested person of the Sub-Adviser (as defined in the 1940 Act) stating that the moneys are to be delivered to the Sub-Adviser and that the New Investment Sub-Advisory Agreement has been approved by a majority of the outstanding voting securities of each respective Fund (as defined in the 1940 Act) or, in the event that the shareholders of a Fund failed to approve the New Investment Sub-Advisory Agreement prior to the earlier of the date specified in subpart (b) above, that the moneys in the Account are to be delivered to the Fund.

   Section 10. Standard of Care. The Trust and Adviser shall expect of the Sub-Adviser, and the Sub-Adviser will give the Trust and the Adviser the benefit of, the Sub-Adviser's best judgment and efforts in rendering its services to the Trust, and as an inducement to the Sub-Adviser's undertaking these services at the compensation level specified, the Sub-Adviser shall not be liable hereunder for any mistake in judgment. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors, employees or agents, the Sub-Adviser shall not be subject to liability to the Trust or to any shareholders in the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

   Section 11. Non-Exclusivity. The services of the Sub-Adviser to the Adviser and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

   Section 12. Records. The Sub-Adviser shall, with respect to orders the Sub-Adviser places for the purchase and sale of portfolio securities of the Funds, maintain or arrange for the maintenance of the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as trade tickets and confirmations of portfolio trades and such other records as the Adviser or the Funds' Administrator reasonably requests to be maintained. All such records shall be maintained in a form acceptable to the Funds and in compliance with the provisions of Rule 31a-1 or any successor rule. All such records will be the property of the Funds, and will be available for inspection and use by the Funds and their authorized representatives (including the Adviser). The Sub-Adviser shall promptly, upon the Trust's request, surrender to the Funds those records which are the property of the Trust or any Fund. The Sub-Adviser will promptly notify the Funds' Administrator if it experiences any difficulty in maintaining the records in an accurate and complete manner.

     Section 13. Term and Approval. This Agreement shall become effective upon the termination of the Prior Agreement and shall continue in effect until the earlier of: (a) such time as the New Investment Sub-Advisory Agreement is approved by a majority of the outstanding voting securities of the applicable Fund; or (b) the 150th day, or such other time that is granted by the Securities and Exchange Commission, following the termination of the Prior Agreement.

   Section 14. Termination. This Agreement may be terminated at any time with respect to:

            (a) a Fund, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of a Fund's outstanding voting securities, or by the Adviser, upon ten (10) calendar days' written notice to the other parties to this Agreement.

            (b) by the Sub-Adviser on sixty (60) days' written notice to the other parties to this Agreement.

       Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in
Section 2(a)(4) of the 1940 Act.

   Section 15. Indemnification by the Sub-Adviser. The Trust shall not be responsible for, and the Sub-Adviser shall indemnify and hold the Trust or any Fund of the Trust harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the willful misfeasance, bad faith, negligent acts or reckless disregard of obligations or duties of the Sub-Adviser or any of its officers, directors, employees or agents.

   Section 16. Indemnification by the Trust. In the absence of willful misfeasance, bad faith, negligence or reckless disregard of duties hereunder on the part of the Sub-Adviser or any of its officers, directors, employees or agents, the Trust hereby agrees to indemnify and hold harmless the Sub-Adviser against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Funds or other securities, undertaken by the Funds, their officers, directors, employees or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Funds, their officers, directors, employees or affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which a Fund may have and which may not be waived under any applicable federal and state securities laws.

   Section 17. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust shall be 525 Market Street, 12th Floor, San Francisco, California 94105,
Attention: Michael J. Hogan, and that of the Adviser shall be 525 Market Street, 12th Floor, San Francisco, California 94105, Attention: Michael J. Hogan, and that of the Sub-Adviser shall be Dresdner RCM Global Investors LLC, shall be 4 Embarcadero Center, San Francisco, California, 94111, Attention: General Counsel.

   Section 18. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, or interpretations of the Commission or its staff, or Commission staff no-action letters, issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or
order.   The duties and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      Section 19. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares of the affected Funds. Otherwise, a written amendment of this Agreement is effective upon the approval of the Board of Trustees, the Adviser and the Sub-Adviser. However, this shall not prevent the Sub-Adviser from reducing, limiting or waiving its fee.

   Section 20. Wells Fargo Name. The Sub-Adviser and the Trust each agree that the name "Wells Fargo," which comprises a component of the Trust's name, is a property right of the parent of the Adviser. The Sub-Adviser agrees and consents that it shall maintain strict confidence in regard to the Funds. The Adviser and Sub-Adviser agree that the Sub-Adviser is authorized to include the name of the Adviser on a list that may be used in connection with the Sub-Adviser's marketing practices subject to the Adviser's right to review any such advertisements. The Trust agrees and consents that: (i) it will use the words "Wells Fargo" as a component of its corporate name, the name of any series or class, or all of the above, and for no other purpose; (ii) it will not grant to any third party the right to use the name "Wells Fargo" for any purpose; (iii) the Adviser or any corporate affiliate of the Adviser may use or grant to others the right to use the words "Wells Fargo," or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, other than a grant of such right to another registered investment company not advised by the Adviser or one of its affiliates; and (iv) in the event that the Adviser or an affiliate thereof is no longer acting as investment adviser to any Fund or class of a Fund, the Trust shall, upon request by the Adviser, promptly take such action as may be necessary to change its corporate name to one not containing the words "Wells Fargo" and following such change, shall not use the words "Wells Fargo," or any combination thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its trustees, officers and shareholders to take any and all actions that the Adviser may request to effect the foregoing and to reconvey to the Adviser any and all rights to such words.

   Section 21. Authority to Execute Agreement. Each of the individuals whose signature appears below represents and warrants that he or she has full authority to execute this Agreement on behalf of the party on whose behalf he or she has affixed his or her signature to this Agreement. The Trust and the Adviser will deliver to the Sub-Adviser such evidence of its authority with respect to this Agreement as Sub-Adviser may reasonably require. The Sub-Adviser will deliver to the Trust and the Adviser such evidence of its authority with respect to this Agreement as the Trust or the Adviser may reasonably require.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

                                    WELLS FARGO FUNDS TRUST
                                    on behalf of the Funds


                                    By:  /s/ C. David Messman
                                        ---------------------
                                       C. David Messman
                                       Secretary



                                    WELLS FARGO FUNDS MANAGEMENT, LLC



                                   By:  /s/ Andrew Owen
                                       ----------------
                                      Andrew Owen
                                      Vice President


                                   DRESDNER RCM GLOBAL INVESTORS LLC



                                   By:  /s/ Dawn M. Vroegop
                                       --------------------
                                      Dawn M. Vroegop
                                      Managing Director

                                   Appendix A

                        Specialized Health Sciences Fund
                          Specialized Technology Fund



Approved by Board of Trustees: May 8, 2001.

                                   SCHEDULE A

                            WELLS FARGO FUNDS TRUST
                                    INTERIM
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                 FEE AGREEMENT

          This fee agreement is made as of the 23rd day of July, 2001, by and between Wells Fargo Funds Management, LLC (the "Adviser") and Dresdner RCM Global Investors LLC (the "Sub-Adviser").

          WHEREAS, the parties and Wells Fargo Funds Trust (the "Trust") have entered into an Interim Investment Sub-Advisory Agreement ("Sub-Advisory Agreement") whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a "Fund" and collectively the "Funds"); and

          WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to at the annual rates indicated on Schedule A.

          NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated on a monthly basis by applying the following annual rates to each Fund's net assets:

          (a)  for the Specialized Health Sciences Fund


Breakpoints                          Sub-Advisory Fee
----------------------------------------------------------------------
0-100 million                        0.95%
100-500 million                      0.65%
Greater than 500 million             0.60%
----------------------------------------------------------------------

(b) for the Specialized Technology Fund:


Breakpoints                          Sub-Advisory Fee
----------------------------------------------------------------------
0-100 million                        1.00%
100-500 million                      0.75%
500M-1,000 million                   0.60%
Greater than 1,000 million           0.50%
----------------------------------------------------------------------

     The foregoing fee schedule shall remain in effect until changed in writing by the parties.

                                    WELLS FARGO FUNDS MANAGEMENT, LLC



                                      By:  /s/ Andrew Owen
                                          ----------------
                                          Andrew Owen
                                          Vice President


                                    DRESDNER RCM GLOBAL INVESTORS LLC



                                    By:  /s/ Dawn M. Vroegop
                                        --------------------
                                        Dawn M. Vroegop
                                        Managing Director